UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 21, 2012
Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On February 21, 2012 the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BB&T Corporation (“BB&T” or the “Company”) met and, among other things, approved the Company’s long-term incentive performance (“LTIP”) awards for the January 1, 2012 – December 31, 2014 three-year performance period. LTIP awards are provided to BB&T’s Executive Management group, which is the Company’s top level of management, and includes Kelly S. King, Chairman and Chief Executive Officer, and each of the “Named Executive Officers” included in the Summary Compensation Table in the Company’s proxy statement for the Annual Meeting of Shareholders that occurred on April 26, 2011 (the “2011 Proxy”). The principal changes to the 2012 LTIP awards relative to prior year LTIP awards are that (a) BB&T’s performance will now be measured against its peer group on a current period basis and (b) the awards fund within a band of performance, subject to reduction by the Compensation Committee.

     As was the case for prior LTIP awards, the 2012 LTIP awards will be based on BB&T’s average GAAP return on common equity (“ROE”) relative to the average, by company, ROE achieved by each company of its Peer Group (for these purposes, BB&T’s “Peer Group” consists of Comerica, Fifth Third, Huntington, KeyCorp, M&T, PNC, Regions, SunTrust, US Bancorp and Zions). In recent years, the LTIP ROE performance metrics were established on the date of grant, based on peer group ROE for the most recently completed three-year period, with BB&T’s ROE performance measured at the end of the award’s three-year performance period against such previously established peer group performance metrics. For the 2012 LTIP awards, the performance goals are based on ROE results for the 2012-2014 performance period relative to the ROE of BB&T’s Peer Group for the same 2012-2014 period.

     The 2012 LTIP awards are also different from prior years’ LTIP awards with respect to award funding. Previously, LTIP awards were earned and paid on a sliding scale, based on actual ROE performance against the previously established goals. As described in the table below, BB&T’s ROE performance as compared to the Peer Group will cause the 2012 LTIP awards to be funded (if at all) at the full threshold, target or maximum level. The 2012 LTIP awards will be subject to the Compensation Committee’s discretion, as the administrator of the LTIP awards, to adjust the payouts downward by up to 50 percentage points. The Compensation Committee does not have discretion to make upward adjustments to the LTIP awards. In certifying ROE performance for BB&T and the Peer Group, the Compensation Committee may make adjustments for unusual or nonrecurring items or events. For additional information on BB&T’s LTIP award practices, please refer to the Compensation Discussion and Analysis sections of its proxy statements for annual meetings of shareholders, including the 2011 Proxy.

	Percentile Performance	Payout Percent of Participant’s Target %
Level of	BB&T ROE Relative	Subject to Negative Discretion
Achievement	to Peer Group ROE	of Compensation Committee

Maximum	75th Percentile or greater	200%	(Subject to reduction of up to 50 percentage points)

Target	50th Percentile or greater but less than 75th Percentile	150%	(Subject to reduction of up to 50 percentage points)

Threshold	25th Percentile or greater but less than 50th Percentile	100%	(Subject to reduction of up to 50 percentage points)

	Less than 25th Percentile	0%

     As a result of payouts under the 2012 LTIP awards being determined based upon the future performance of BB&T and its Peer Group, amounts payable under the 2012 LTIP awards are not determinable at this time.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On February 21, 2012, the Board of Directors of BB&T approved amendments to Article III, Section 7 of BB&T’s Bylaws. The amendments revise the share ownership requirements for non-employee directors. The amendments are effective immediately. As amended, the Bylaws:

•	Require that each non-employee director shall maintain ownership of BB&T common stock with a market value approximately equal to four times the average annual cash retainer paid by BB&T for such director’s services. This represents an increase from the previous requirement to hold 5,000 common shares.

•	Provide that each non-employee director will be expected to meet this ownership requirement by the later of (i) five years following the adoption of these guidelines or the initial election of the director, or (ii) such period of time as it may take for the director to reach the ownership requirement threshold by continuously holding those shares or restricted stock units granted by the Company pursuant to its director equity compensation arrangements.

     A copy of the amended and restated Bylaws is filed as Exhibit 3.1 and incorporated herein by reference. The discussion provided in this Item is qualified in its entirety by reference to such Exhibit.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Bylaws of BB&T Corporation, effective February 21, 2012.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell

Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: February 24, 2012